Exhibit  23

Consent  of  Independent  Certified  Public  Accountants

We consent to the incorporation by reference in this Annual Report (Form 10-K) of AFG Investment Trust A Liquidating Trust of our report dated March 31, 2003, with respect to the financial statements of AFG Investment Trust A Liquidating Trust, included in the 2002 Annual Report to the Participants of AFG Investment Trust A Liquidating Trust.

/s/  ERNST  &  YOUNG  LLP


Tampa,  Florida
March  31,  2003